ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

Investor Contact:
For Immediate Release	Swarup Katuri
(216) 797-8743
News Release No.: 09-17
Release Date: July 27, 2009	Media Contact:
Kimberly Kanary
(216) 797-8718

ASSOCIATED ESTATES REALTY CORPORATION REPORTS SECOND QUARTER RESULTS
Performance In-Line with Expectations

Cleveland, Ohio – July 27, 2009 – Associated Estates Realty Corporation (NYSE: AEC) (NASDAQ: AEC) today reported funds from operations (FFO) for the second quarter ended June 30, 2009 of $0.33 per common share (basic and diluted), compared to $0.34 per common share (basic and diluted), for the second quarter ended June 30, 2008.

Net income applicable to common shares was $10.3 million or $0.62 per common share (basic and diluted) for the second quarter ended June 30, 2009, compared to a net loss applicable to common shares of $1.4 million or $0.09 per common share (basic and diluted) for the second quarter ended June 30, 2008.  The second quarter 2009 net income results include gains on insurance recoveries of $544,000 or $0.03 per common share (basic and diluted) and gains on the disposition of a property of $13.1 million or $0.79 per common share.  The second quarter 2008 results included gains on the disposition of a property of $2.3 million or $0.14 per common share.

“We are pleased with our second quarter and first half of the year results,” said Jeffrey I. Friedman, president and chief executive officer.  “We are in-line with our expectations, despite a very challenging macro-economic environment.  I believe our results demonstrate the market competitiveness of our properties and the skill and dedication of our employees.”

A reconciliation of net income (loss) attributable to the Company to FFO and FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

Total revenue for the second quarter of 2009 was $32.7 million, which was flat when compared to the second quarter of 2008.

Same Community Portfolio Results

Net operating income (NOI) for the second quarter for the Company’s Same Community portfolio declined 1.9 percent as a result of revenue decreasing 1.1 percent and property operating expenses increasing 0.1 percent, compared to the second quarter of 2008.  Quarter end physical occupancy was 95.4 percent compared to 96.3 percent at the end of the second quarter of 2008.  Average net rent per unit for the second quarter for the Same Community portfolio was $913 per month, a 0.2 percent decrease compared to the second quarter of 2008.  Net rent per unit for the second quarter for the Company’s Same Community Midwest portfolio rose 1.0 percent to $827.  Net rent per unit for the Company’s Same Community Mid-Atlantic portfolio grew 2.6 percent to $1,335.  Net rent per unit for the Company’s Same Community properties in the Southeast markets decreased 3.5 percent to $1,002.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

On a sequential basis NOI for the Company’s Same Community portfolio increased by 1.4 percent when compared to the first quarter of 2009.  Same Community revenue grew by 1.1 percent relative to the first quarter, supported by 1.3 percent growth in the Midwest portfolio, 2.4 percent growth in the Mid-Atlantic portfolio and 0.1 percent growth in the Southeast portfolio.  Net Rents for the Company’s Same Community portfolio decreased by $6 or 0.7 percent to $913 per month.

Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investors" section of the Company's website at www.AssociatedEstates.com, or by clicking on the following link: http://ir.AssociatedEstates.com/results.cfm.

First Half Performance

FFO for the six months ended June 30, 2009, was $0.69 per common share (basic and diluted) and includes a credit to expenses of $563,000 or approximately $0.04 per common share for a refund of defeasance costs on certain previously defeased loans. FFO as adjusted for the first half of 2009, excludes that credit, and was $0.65 per common share (basic and diluted).

For the six months ended June 30, 2009, net income applicable to common shares was $9.3 million or $0.56 per common share (basic and diluted) compared to net income applicable to common shareholders of $35.3 million or $2.18 per common share (basic and diluted) for the period ended June 30, 2008.  The results for the six month period ended June 30, 2009 include gains on insurance recoveries of $544,000 or $0.03 per common share, gains on dispositions of properties of $15.4 million or $0.94 per common share and a credit to expenses of $563,000 or approximately $0.04 per common share attributable to a refund of defeasance costs on certain previously defeased loans.  The June 30, 2008 results include gains on dispositions of properties of $45.2 million or $2.79 per common share and defeasance and/or prepayment costs of $2.0 million or $0.12 per common share.

A reconciliation of net income (loss) attributable to the Company to FFO and FFO as adjusted, is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8-K.

NOI for the six months ended June 30, 2009, for the Company’s Same Community portfolio, decreased 2.7 percent due to a 0.7 percent decrease in revenue and a 2.0 percent increase in property operating expenses compared to the first six months of 2008.

Property Dispositions

During the first half of 2009 the Company completed the sale of two non-core Midwest assets. The assets were, on average, 21-years-old and were sold for an aggregate price of $33.9 million or approximately $60,000 per unit.  These sales represented a blended economic cap rate of 7.6 percent, based on trailing 12-month NOI, after $500 per unit in capital expenditures and a three percent management fee.  The Company does not expect to sell any additional properties in 2009.

2009 Outlook

The Company reaffirmed its current full year FFO expectations for 2009 of $1.17 to $1.23 per common share, excluding defeasance and other prepayment costs/credits.  Detailed assumptions relating to the Company's earnings guidance can be found on page 25 of the second quarter 2009 supplemental fact booklet on the Company's website at www.AssociatedEstates.com.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

Conference Call

A conference call to discuss the results will be held on Tuesday, July 28 at 2:00 p.m. Eastern.  To participate in the call:

Via Telephone: The dial-in number is 800-860-2442, and the passcode is “Estates.”

Via the Internet (listen only):  Access the Company's website at www.AssociatedEstates.com.  Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the "Q2 2009 Earnings Webcast" link.  The webcast will be archived through August 11, 2009.

Company Profile

Associated Estates Realty Corporation (AEC), based in Richmond Heights, Ohio, is a real estate investment trust ("REIT") and is a member of the Russell 2000. Associated Estates' portfolio consists of 50 owned and managed properties totaling 12,451 units in eight states. For more information about the Company, please visit its website at www.AssociatedEstates.com.

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FFO and FFO as adjusted are non-Generally Accepted Accounting Principle (GAAP) measures.  The Company generally considers FFO and FFO as adjusted to be useful measures for reviewing the comparative operating and financial performance of the Company because FFO and FFO as adjusted can help one compare the operating performance of a company’s real estate between periods or to different REITs.  A reconciliation of net income (loss) attributable to the Company to FFO and to FFO as adjusted is included in the table at the end of this press release and in the Company's supplemental financial information to be included with this earnings release and furnished to the Securities and Exchange Commission on Form 8-K.

Safe Harbor Statement

This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2009 performance, which are based on certain assumptions.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "expects," "projects," "believes," "plans," "anticipates" and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the ability of the Company to consummate the sale of properties pursuant to its current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; the ability of the Company to refinance debt on favorable terms at maturity; the ability of the Company to defease or prepay debt pursuant to its current plan; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available multifamily units and changes in market rental rates; increases in property and liability insurance costs; unanticipated increases in real estate taxes and other operating expenses; weather conditions that adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to control operating expenses or achieve increases in revenue; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; catastrophic property damage losses that are not covered by the Company's insurance; the Company's ability to acquire properties at prices consistent with the Company’s investment criteria; risks associated with property acquisitions such as environmental liabilities, among others; changes in or termination of contracts relating to third party management and advisory business; and risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located.

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

		ASSOCIATED ESTATES REALTY CORPORATION
		Financial Highlights
		(in thousands, except per share data)
		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2009	2008	2009	2008

Total revenue		$32,748	$32,751	$65,137	$63,665
Net income (loss) attributable to AERC		11,728	(179)	11,842	38,466

Add:	Depreciation - real estate assets	8,245	7,920	16,500	16,124
	Depreciation - real estate assets - joint ventures	-	23	-	46
	Amortization of intangible assets	173	1,207	1,011	1,960
Less:	Preferred share dividends	(1,049)	(1,201)	(2,100)	(2,402)
	Gain on disposition of properties/gain on insurance recoveries	(13,679)	(2,293)	(15,957)	(45,203)

Funds from Operations (FFO) (1)		5,418	5,477	11,296	8,991

Funds from Operations (FFO) as adjusted (2)		5,418	5,477	10,733	10,950

Add:	Depreciation - other assets	385	346	758	691
	Depreciation - other assets - joint ventures	-	1	-	2
	Amortization of deferred financing fees	301	307	623	664

Less:	Recurring fixed asset additions	(1,707)	(2,842)	(3,065)	(3,947)

Funds Available for Distribution (FAD) (3)		$4,397	$3,289	$9,049	$8,360

Per share
Net income (loss) applicable to common shares - basic and diluted		$0.62	$(0.09)	$0.56	$2.18
Funds from Operations - basic and diluted (1)		$0.33	$0.34	$0.69	$0.56
Funds from Operations as adjusted - basic and diluted (2)		$0.33	$0.34	$0.65	$0.68
Dividends per share		$0.17	$0.17	$0.34	$0.34
Weighted average shares outstanding - basic and diluted (2)		16,528	16,200	16,481	16,184

ASSOCIATED ESTATES REALTY CORPORATION 2nd QUARTER EARNINGS

(1)

The Company defines FFO as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets, gains on insurance recoveries and gains and losses from the disposition of properties and land. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

(2)

The Company defines FFO as adjusted as FFO, as defined above, plus the add back of defeasance and other prepayment costs/credits of $(563,000) and $2.0 million for the six months ended June 30, 2009 and 2008, respectively.  In accordance with GAAP, these prepayment costs/credits are included as interest expense in the Company's Consolidated Statement of Operations.  The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(3)

The Company defines FAD as FFO as adjusted, as defined above, plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO and FFO as adjusted, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO and FFO as adjusted, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on Associated Estates’ website at www.AssociatedEstates.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372. For more information, access the Investors section of www.AssociatedEstates.com.